FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 9, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Second Quarter Results;
Sets First Half Records for Production and Revenues

Salt Lake City, August 9, 2012 – FX Energy, Inc. (NASDAQ: FXEN), today announced a net loss of $12.1 million, or $(0.23) per share, for the quarter ended June 30, 2012.  Excluding a non-cash foreign currency exchange loss of $13.0 million, the Company would have recorded second quarter 2012 net income of $0.9 million, or $0.02 per share.  This compares to a net loss, adjusted for foreign exchange gains, of $(1.0) million, or $(0.02) per share reported in the second quarter of 2011.

Higher Natural Gas Prices in Poland Boost Second Quarter Oil and Gas Revenues; But Strength of the U.S. Dollar Dampens the Impact

Oil and gas revenues were $7.9 million during the second quarter of 2012, compared to $7.8 million during the same quarter of 2011.  Gas prices during the second quarter of 2012 averaged $6.86 per Mcf, compared to $6.36 per Mcf during the same quarter of 2011, an increase of 8%.

The Polish low-methane tariff, which serves as the reference price for the Company’s gas sales agreements, was 32% higher during the second quarter of 2012, compared to the same quarter of 2011.  The increase was a function of two price changes from 2011 second quarter-levels implemented by the Polish utility regulator.  However, period-to-period strength in the U.S. dollar against the Polish zloty largely offset the higher prices.  The average exchange rate during the second quarter of 2012 was 3.33 zlotys per U.S. dollar.  The average exchange rate during the second quarter of 2011 was 2.75 zlotys per U.S. dollar, a change of approximately 21%.

Prices for the Company’s U.S. oil production went the opposite direction.  Oil prices decreased 19% over the year, averaging $72.64 per barrel in the second quarter of 2012, compared to $89.95 per barrel in the same quarter of 2011.  However, since most of the Company’s production is natural gas in Poland, the effect of the U.S. oil price decrease was muted.

Clay Newton, FX’s Vice President Finance, remarked, “We continue to believe that our focus on European gas production is the correct strategy for us.  As U.S. natural gas prices look to continue to be low for the next several years, the prospects for natural gas prices in Poland continue to be robust.  The relatively high growth rate of the Polish economy and the country’s reliance on foreign imports should support higher gas prices in Poland.”

Mr. Newton continued, “Even the negative impact of a strong U.S. currency on our reported gas prices has a ‘silver lining.’  Notably, when employing U.S. dollars in Poland, the relative value of the dollar at its current level compared to the Polish zloty results in lower operating expenses and capital costs.”

Production Interruption Slows Production Growth

Total net oil and gas production decreased 2% to 1,088 million cubic feet equivalent (Mmcfe) during the second quarter of 2012, compared to 1,106 Mmcfe during the 2011 quarter.  The operator of the Company’s Roszkow well unexpectedly elected to perform the annual two week maintenance and pressure testing in May rather than in September, which has been the common practice.  This reduced FX’s second quarter net gas production by 87 million cubic feet.

As of June 30, 2012 the Company’s total daily rate of net oil and gas production was 14.8 Mmcfe/day.  This is a new record for the Company.  This was aided by the restoration of full production at the Roszkow well referred to above, and by the successful resolution of some pipeline bottleneck issues at the Company’s KSK facilities in Poland.  For the third quarter of 2012, the Company expects to average approximately 14 Mmcfe/day, taking into consideration the scheduled maintenance periods of reduced production.

Six Month Results Include Several Company Records

The Company reported net income of $2.6 million, or $0.05 per share, for the first six months of 2012.  Excluding non-cash foreign currency exchange gains of $1.5 million, the Company would have recorded net income for the first six months of 2012 of $1.1 million, or $0.02 per share This compares to a net loss, adjusted for foreign exchange gains, of $(1.2) million, or $(0.02) per share reported in the first six months of 2011.

Oil and gas revenues for the 2012 first six months reached record levels.  The Company recognized oil and gas revenues of $15.8 million for the first six months of 2012, compared to $14.9 million for the same period of 2011.  Total revenues for the first six months of 2012 were $17.1 million, compared to $16.3 million in the first six months of 2011.

Total net oil and gas production increased to 2,292 Mmcfe during the first six months of 2012, compared to 2,166 Mmcfe during the same period last year.  Natural gas production in Poland was 2,130 Mmcf during the first six months of 2012, compared to 1,992 Mmcf during the first half of 2011.  Both the total production (which includes oil production) and natural gas production figures in Poland were new Company records.

Gas prices during the first half of 2012 averaged $6.42 per Mcf, compared to $6.24 per Mcf during the same period of 2011, an increase of 3%.  Oil prices decreased 8% over the year, averaging $78.85 per barrel in the first half of 2012, compared to $85.89 per barrel in the same period of 2011.

Higher Exploration Spending Expected in Second Half

In addition to the Kutno-2 and Komorze-3K wells which are currently underway, the Company expects to begin drilling operations during the second half of 2012 at its Frankowo-1, Tuchola-3, Liseow-2, and Mieczewo-2 wells.  The Plawce-2 well will also be fracked and tested.  Concurrently, the Company plans to initiate more than $12 million of new 2-D and 3-D seismic surveys.

The increased exploration costs are being funded by the Company’s higher revenues and cash balances.  At June 30, 2012, the Company had cash and investments of $45.9 million, working capital of $47.2 million, and total debt outstanding of $40.0 million.

Working Capital Changes Impact Operating Cash; Non-cash Charges Continue to Vary

Net cash provided by operating activities of $4.5 million during the first half of 2012 was $10.2 million higher than the net cash used in operating activities of $(5.7) million during the 2011 first half.  The primary driver of the year-to-year increase was a change in working capital items associated primarily with the Company’s Poland operations.  In addition, lower first half 2012 exploration spending is reflected in the increase in cash flow from 2011 to 2012.

The non-cash foreign exchange gains of $1.5 million and $10.3 million for the first half of 2012 and 2011, respectively, are included in other income and expense.  The gains come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Tuesday, August 9, 2012 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2012 second quarter and first half results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-312-3048; International dial-in-number: 719-457-2645; Passcode: 3591234.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$45,914	$50,859
Receivables:
Accrued oil and gas sales	3,109	3,446
Joint interest and other receivables	3,195	4,768
VAT receivable	--	389
Inventory	195	196
Other current assets	530	542
Total current assets	52,943	60,200

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	56,904	49,388
Unproved	3,306	3,482
Other property and equipment	10,273	9,968
Gross property and equipment	70,483	62,838
Less accumulated depreciation, depletion and amortization	(16,731)	(14,942)
Net property and equipment	53,752	47,896

Other assets:
Certificates of deposit	406	406
Loan fees	1,494	1,722
Total other assets	1,900	2,128

Total assets	$108,595	$110,224

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	June 30,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,731	$9,736
VAT payable	609	--
Accrued liabilities	430	677
Total current liabilities	5,770	10,413

Long-term liabilities:
Notes payable	40,000	40,000
Asset retirement obligation	1,221	1,184
Total long-term liabilities	41,221	41,184

Total liabilities	46,991	51,597

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2012, and December 31, 2011; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2012, and December 31, 2011; 52,926,098
and 52,787,350 shares issued and outstanding as of
June 30, 2012, and December 31, 2011, respectively	53	53
Additional paid-in capital	221,290	219,522
Cumulative translation adjustment	27,608	28,964
Accumulated deficit	(187,347)	(189,912)
Total stockholders’ equity	61,604	58,627

Total liabilities and stockholders’ equity	$108,595	$110,224

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues:
Oil and gas sales	$7,885	$7,789	$15,807	$14,912
Oilfield services	693	1,393	1,353	1,417
Total revenues	8,578	9,182	17,160	16,329

Operating costs and expenses:
Lease operating expenses	870	1,031	1,741	1,801
Exploration costs	1,987	4,054	4,951	6,931
Loss sale of assets	49	--	49	--
Oilfield services costs	455	1,200	1,094	1,341
Depreciation, depletion and amortization	863	931	1,790	1,668
Accretion expense	15	17	31	34
Stock compensation	551	356	1,102	711
General and administrative	2,363	2,161	4,254	4,123
Total operating costs and expenses	7,153	9,750	15,012	16,609

Operating income (loss)	1,425	(568)	2,148	(280)

Other income (expense):
Interest expense	(640)	(435)	(1,259)	(1,035)
Interest and other income	87	56	171	108
Foreign exchange gain (loss)	(12,987)	3,494	1,505	10,288
Total other income (expense)	(13,540)	3,115	417	9,361

Net income (loss)	(12,115)	2,547	2,565	9,081

Other comprehensive income (loss)
Foreign currency translation adjustment	8,212	(2,332)	(1,356)	(6,809)
Comprehensive income (loss)	$(3,903)	$215	$1,209	$2,272

Net income (loss) per common share
Basic	$(0.23)	$0.05	$0.05	$0.18
Diluted	$(0.23)	$0.05	$0.05	$0.18
Weighted average common shares outstanding
Basic	52,238	52,315	52,230	49,529
Dilutive effect of stock options	-	-	209	-
Diluted	52,238	52,315	52,439	49,529

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$2,565	$9,081
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	1,790	1,668
Accretion expense	31	34
Amortization of loan fees	250	289
Stock compensation	1,102	711
Loss on sale of assets	49	--
Unrealized foreign exchange gains	(1,509)	(10,298)
Common stock issued for services	666	712
Increase (decrease) from changes in working capital items:
Receivables	3,068	(12,053)
Inventory	1	1
Other current assets	(15)	114
Accounts payable and accrued liabilities	(3,534)	4,037
Net cash provided by (used in) operating activities	4,494	(5,704)

Cash flows from investing activities:
Additions to oil and gas properties	(9,326)	(10,593)
Additions to other property and equipment	(303)	(775)
Proceeds from sale of assets	222	--
Net cash used in investing activities	(9,407)	(11,368)

Cash flows from financing activities:
Proceeds from stock option exercises	--	128
Proceeds from common stock offering, net	--	45,042
Payments made on credit facility	--	(35,000)
Net cash provided by in financing activities	--	10,170

Effect of exchange-rate changes on cash	(32)	652

Net decrease in cash	(4,945)	(6,250)
Cash and cash equivalents at beginning of year	50,859	19,740

Cash and cash equivalents at end of period	$45,914	$13,490